Exhibit 99.1

OSI Restaurant Partners, LLC Announces Waiver of
Minimum Consents Condition and IPO Condition and
Results of Its Previously Announced Tender Offer for Its 10% Senior Notes Due 2015

TAMPA, Florida - August 13, 2012 - OSI Restaurant Partners, LLC (“OSI”) announced today that as of 5:00 p.m., New York City time, on August 7, 2012 (the “Consent Deadline”), it had received tenders and consents from the holders of approximately $102,207,000, or 41.2%, of the aggregate principal amount of its 10% Senior Notes due 2015 (CUSIP No. 67105EAB8) (the “Notes”), in connection with its previously announced tender offer and consent solicitation for the Notes (the “Offer”), which commenced on July 25, 2012, and is described in the Offer to Purchase and Consent Solicitation Statement dated July 25, 2012 (the “Offer to Purchase”). OSI also announced today that it has waived the Minimum Consents Condition (as defined in the Offer to Purchase) and the IPO Condition (as defined in the Offer to Purchase) contained in the Offer to Purchase.
As a result of OSI waiving the Minimum Consents Condition and the IPO Condition, and pursuant to the terms of the Offer to Purchase, OSI has accepted for payment all Notes validly tendered (and not validly withdrawn) prior to the Consent Deadline, and holders who tendered such Notes will receive $1,028.75 per $1,000 in principal amount of Notes validly tendered, plus accrued and unpaid interest on such Notes up to, but not including, the payment date for such Notes, which is expected to be August 13, 2012. Subject to satisfaction or waiver of certain conditions set forth in the Offer to Purchase (other than the Minimum Consents Condition and the IPO Condition, which have been waived), any holder who tenders Notes after the Consent Deadline but prior to the expiration of the Tender Offer at 12:00 midnight, New York City time, on August 21, 2012, or prior to the time and date specified in any extension of such time and date (the “Expiration Date”), will receive $1,018.75 per $1,000 in principal amount of any such Notes validly tendered, plus accrued and unpaid interest up to, but not including, the payment date for any such Notes.
OSI expects to use cash on hand, together with proceeds made available to it from the initial public offering of shares of common stock of its ultimate parent company, Bloomin' Brands, Inc., to fund payments to holders who validly tendered their Notes in the Offer and to fund the redemption or other retirement of the remaining Notes.

Requests for tender offer documents may be directed to Global Bondholder Services Corporation, as information agent for the tender offer, at 65 Broadway - Suite 404, New York, New York 10006. The information agent may be telephoned at 866-873-5600 or facsimile at 212-430-3779. The dealer manager and solicitation agent for the tender offer is BofA Merrill Lynch. Questions regarding the tender offer and consent solicitation may be directed to the dealer manager and solicitation agent, Attention: Debt Advisory Services, at One Bryant Park, New York, NY 10036. The dealer manager and solicitation agent may be telephoned toll-free at 888-292-0070 or collect at 646-855-3401 or facsimile at 646-855-5028.

This press release is not an offer to purchase any Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities, “blue sky” or other laws. No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in the Offer to Purchase. We take no responsibility for, and can provide no assurance as to, the reliability of any other information that other persons may give you. The Offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase and the related Consent and Letter of Transmittal.  Neither OSI nor any of its representatives or agents makes any recommendation in connection with the Offer.

About OSI Restaurant Partners, LLC:
OSI Restaurant Partners, LLC's portfolio of brands consists of Outback Steakhouse, Carrabba's Italian Grill, Bonefish Grill, Fleming's Prime Steakhouse & Wine Bar and Roy's. It has operations in 48 states and 20 countries and territories internationally. OSI's website can be found at www.osirestaurantpartners.com.

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are competitive factors, increases in operating costs, the ability to retain key personnel, OSI's substantial leverage, the ability to implement growth and cost-saving strategies, the ability to consummate the IPO, industry trends and general economic conditions, the adequacy of insurance coverage and other factors, all of which are described in OSI's most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. OSI does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
OSI Investor Relations
(813) 282-1225